EXHIBIT 12.1


   Statement Re: Computation of Combined Fixed Charges and Preferred Dividends
                              (dollars in millions)


                                                      Pro forma
                                                     Year ended
                                                    December 31,          Years ended December 31,
                                                    ------------      --------------------------------
                                                        1999           1999         1998         1997
                                                    ------------      ------       ------       ------
(A)                 Earnings
      ----------------------------------------
      Pretax Income from continuing operations          $(234)        $ (209)       $ (24)       $  69
      Earnings of unconsolidated subsidiary                29             29           55           27
          Add:   Fixed Charges                            138             71           64           49
                 Preferred dividends                       (9)            (3)          (3)          (4)
                 Capitalized interest adjustment          (15)           (15)         (32)         (19)
                 Minority interest                         11             11            2            4
                                                         ----           ----         ----         ----
                 Adjusted Earnings                      $ (80)        $ (116)       $  62        $ 126
                                                         ====           ====         ====         ====

(B)   Fixed Charges
      ----------------------------------------
      Interest Expense                                  $ 104         $   45        $  35        $  22
      Interest portion of rent expense                     25             23           26           23
      Preferred dividends                                   9              3            3            4
                                                         ----           ----         ----         ----
                 Fixed Charges                          $ 138         $   71        $  64        $  49
                                                         ====           ====         ====         ====
      Shortfall                                         $(218)        $ (187)
                                                         ====           ====

 (A)/(B)  Ratio of Earnings to Fixed Charges                                          1.0          2.5
                                                                                     ====         ====

Note: Earnings were insufficient to cover pro forma combined fixed charges and preferred dividends for the period ended December 31, 1999 by $218.
      Earnings were insufficient to cover combined fixed charges and preferred dividends for the period ended December 31, 1999 by $187.